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                                                                    EXHIBIT 99.1


                                  NEWS RELEASE
[U.S.VISION LOGO]


                                           For:       U.S. Vision, Inc.

                                           Contact:   George McHenry
                                                       Chief Financial Officer
                                                       (856) 228-1000


                              FOR IMMEDIATE RELEASE

                       U.S. VISION SIGNS MERGER AGREEMENT

Glendora, New Jersey, July 2, 2001 -- U. S. Vision (Nasdaq:USVI) announced today that it has signed an Agreement and Plan of Merger pursuant to which the Company will be acquired by a group led by George E. Norcross, III, Joseph J. Roberts, Jr. and Philip A. Norcross (the "Norcross Roberts Group"), the current beneficial owners of approximately 25% of U.S. Vision's outstanding common stock. The merger, if consummated, would result in the payment of $4.25 in cash for each outstanding share of U.S. Vision common stock.

The transaction is subject to a number of conditions, including the approval of the transaction by the common shareholders of U.S. Vision and the renewal of one of the Company's material contracts. In addition, the consummation of the transaction is subject to the Norcross Roberts Group obtaining satisfactory financing to complete the transaction.

U.S. Vision anticipates submitting the transaction to its shareholders for approval shortly after the end of the second fiscal quarter of 2001 and anticipates closing the transaction shortly thereafter. Shareholders, including the Norcross Roberts Group, who own approximately 78% of the outstanding common stock of the Company, have indicated that they approve of and agreed to vote in favor of the transaction. The merger is subject to customary conditions and there can be no assurance that the transaction will be completed.

U.S. Vision, based in Camden County, New Jersey is a leading national retailer of optical products and services primarily through licensed retail optical departments located in regional and national department stores. The Company currently operates 625 locations in 47 states in the United States and Canada. U.S. Vision employs approximately 3,000 employees in North America, including almost 500 in southern New Jersey. The Company's net sales for the year ended January 31, 2001, were $148 million. U.S. Vision's retail optical departments offer an extensive selection of designer brand and private label prescription eyewear, contact lenses, sunglasses and accessories, as well as on-site eye examinations performed by independent optometrists.


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This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based on U.S. Vision, Inc.'s current expectations and assumptions, which are subject to a number of risks and uncertainties that could cause the actual results to differ materially from those anticipated. Factors that could cause actual results to differ include the factors set forth under the caption "Caution Regarding Forward Looking Statements" in the Company's report on Form 10K for fiscal year ended January 31, 2001 and as may be updated in any subsequent report on Form 10Q, all filed with the Securities and Exchange Commission.

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